Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com
Perficient Acquires Vivare, LP
~Deal Expected to be Accretive to Earnings Per Share Immediately~
AUSTIN, Texas, Sept. 6, 2005 —Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm in the central United States, today announced it has acquired Vivare, LP, a Dallas-based information technology consulting firm with approximately $10 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to over $105 million with more than 575 consulting, technology, sales and support professionals in 11 offices in the central US and client relationships with more than 425 Global 2000 companies. The acquisition is expected to be accretive to earnings per share immediately.
“With this transaction and our strong organic growth, we have achieved our $100 million run-rate goal more than a year ahead of the original schedule” said Jack McDonald, Perficient chairman and chief executive. “The addition of Vivare gives us a leading presence in Dallas, the ninth largest city in the US, and a key strategic market for Perficient.”
“We are excited about Vivare’s strong capabilities in Service Oriented Architecture, Business Intelligence, and Mobility/Wireless Solutions”, said Jeffrey Davis, Perficient president and chief operating officer. “Of particular interest is their expertise in Wireless Content Delivery and IBM’s Ascential software where we can leverage our strong vendor partnerships to grow the business.”
The acquisition of Vivare:
•	Immediately increases Perficient’s ability to deliver Business Intelligence, Customer Relationship Management and Mobility/Wireless solutions to the market;

•	Adds top-tier enterprise clients including Nokia, PepsiCo, McKesson, Ziff-Davis Media, Sun, McAfee, Verio and many others;

•	Brings solid management leadership and more than 50 consulting, technology, sales and support professionals;

•	Expands on Perficient’s south-central US platform, in one of the largest technology markets in Texas; and

•	Presents the potential to utilize Perficient’s branch network and client relationships to provide additional opportunities for Vivare’s solutions.
“We’re excited to become a part of the tremendous success story at Perficient,” said Jessie Mann, Vivare’s co-founder. “By aligning with the leading IT services firm in the central US, we’ve positioned both businesses for accelerated growth.”
Mann will assume a leadership role at Perficient, serving as general manager of Perficient’s Dallas unit. He will report directly to Jeffrey Davis, Perficient’s president and chief operating officer.
The consideration paid in the transaction is approximately $9.4 million excluding transaction costs, and includes $4.9 million in cash and approximately $4.5 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ National Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement), subject to the satisfaction of certain conditions in the first three years following the closing of the transaction (GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition). Consideration paid less the initial estimated fair value of tangible net assets acquired is $7.7 million excluding transaction costs. Perficient’s acquisition of Vivare is being structured as an asset purchase, which is expected to give rise to substantial future cash tax benefits over the next 15 years, estimated at a present value of $1.2 million.
DecisionPoint International served as an advisor to Perficient on the transaction.
The Vivare acquisition is the fifth in the last two years for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Cincinnati-based Meritage Technologies and Houston-based ZettaWorks LLC. Earlier this year, Perficient acquired Houston-based iPath Solutions.
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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and midsize companies in the central United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Our solutions enable our clients to operate a real-time enterprise that dynamically adapts business processes and the systems that support them to the changing demands of an increasingly global, Internet-driven and competitive marketplace. Perficient is an award-winning “Premier Level” IBM business partner, a TeamTIBCO partner and a Microsoft Gold Certified Partner. For more information about Perficient, which employs more than 575 professionals in the central United States and Canada, please visit www.perficient.com. IBM is a trademark of International Business Machines Corporation in the United States, other countries, or both.
Safe Harbor Statement
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company’s growth, credit risks associated with the company’s accounts receivable, the company’s ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company’s filings with Securities and Exchange Commission, including the most recent Form 10-KSB and Form 10-Q. The foregoing information concerning Perficient’s business outlook represents our outlook as of the date of this news release, and Perficient undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.